EXHIBIT 99.1

RE:	MHI Hospitality Corporation
4801 Courthouse Street
Williamsburg, VA 23188
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5405	(703) 796-1798

FOR IMMEDIATE RELEASE

WEDNESDAY, NOVEMBER 5, 2008

MHI HOSPITALITY CORPORATION REPORTS

FINANCIAL RESULTS FOR THIRD QUARTER 2008

Williamsburg, VA – November 5, 2008 – MHI Hospitality Corporation (Nasdaq: MDH) (“the Company”), a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the third quarter ended September 30, 2008. The Company also provided its business outlook for the remainder of 2008.

PERFORMANCE & OPERATIONS HIGHLIGHTS:

•	Funds from Operations (“FFO”) of approximately $0.11 per share for the quarter

•	Consolidated total revenue of approximately $17.2 million

•	Total assets of approximately $203.2 million, versus approximately $140.6 million at third quarter 2007

•	Company completes Hampton, VA hotel conversion to Crowne Plaza

•	Company receives Developer of the Year and Renovation Awards for Hollywood, FL asset

Andrew M. Sims, President and CEO of MHI Hospitality Corporation, commented, “We are continuing to focus on the value enhancement of our portfolio within a difficult economy and hospitality sector. During the third quarter we made significant progress on improvements to our

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Tampa and Savannah assets. We expect to complete the repositioning of these hotels in early 2009, on time and on budget. As well, in early October we finalized the brand conversion of our newest acquisition in Hampton, Virginia to the Crowne Plaza Hampton Marina. We are six weeks ahead of schedule with renovations there and expect to complete the hotel’s repositioning in February 2009. Additionally, we continued to gain market share at our newly opened hotels in Hollywood, Florida and Jeffersonville, Indiana, albeit at a somewhat slower pace than anticipated.”

Sims continued, “Operationally, our overall results for the quarter have been hampered by the repositioning and ramp-up efforts taking place at many of our properties. In light of this, as well as a turbulent economy and the heavy fall hurricane season impacting near term consumer demand, we are revising guidance for the year. We believe our business model is sound and the end result of our significant asset improvement efforts will be stronger operating results and increased long-term value for our investors.”

Operating Results

The Company reported consolidated total revenue of approximately $17.2 million, an increase of approximately $0.5 million or 2.7 percent, for the three-month period ended September 30, 2008. This compares to total revenue of approximately $16.7 million for the three-month period ended September 30, 2007. For the third quarter, the Company also reported a consolidated net loss of approximately $0.5 million, or $0.08 per share, as compared to consolidated net income of approximately $0.4 million, or $0.06 per share, for the comparable 2007 period. Operating income for the quarter decreased to approximately $0.8 million, as compared to approximately $2.3 million for the third quarter of 2007. For the third quarter, FFO was approximately $1.1 million, or $0.11 per share, compared to approximately $1.9 million, or $0.18 per share, for the third quarter of 2007. During the quarter, the Company reported an unrealized gain of approximately $0.1 million on the value of its interest rate swap. The interest rate swap is required by the Company’s lenders on its revolving credit facility.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. The Company defines FFO as net income excluding extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. A reconciliation of this non-GAAP financial measure is included in the accompanying financial tables.

Portfolio Operating Performance

“Same-store” key operating statistics for six of the Company’s properties for the quarters ended September 30, 2008 and 2007 are presented in the following tables. These statistics do not include the Sheraton Louisville Riverside, which opened in May 2008, the Crowne Plaza Hollywood Beach Resort, which was acquired through a joint venture in August 2007 and opened in September 2007, the Company’s property in Tampa, Florida, which was acquired in October 2007 and is temporarily closed for renovations, or its property in Hampton, Virginia, which was acquired in April 2008.

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	Quarter Ended Sept 30, 2008	Quarter Ended Sept 30, 2007	Variance
Occupancy %	65.4%	69.3%	-5.6%
Average Daily Rate (“ADR”)	$116.10	$119.24	-2.6%
Revenue per Available Room (“RevPAR”)	$75.96	$82.62	-8.1%

For the quarter ended September 30, 2008, this same-store portfolio realized an 8.1 percent decrease in RevPAR over the same period in 2007. The RevPAR decrease was the result of a 5.6 percent decrease in occupancy compounded by a 2.6 percent decrease in ADR. Same-store revenue and RevPAR were impacted by the planned ongoing renovation of the Company’s property in Savannah, Georgia. For the same three-month period, same-store room revenue decreased to approximately $10.7 million in 2008 versus approximately $11.7 million in 2007.

	Nine Months Ended Sept 30, 2008	Nine Months Ended Sept 30, 2007	Variance
Occupancy %	68.0%	71.9%	-5.4%
ADR	$120.25	$119.04	1.0%
RevPAR	$81.77	$85.61	-4.5%

For the first nine months of 2008, the same-store portfolio generated a 1.0 percent increase in ADR over the comparable period in 2007. For the same nine-month period, same-store room revenue decreased to approximately $34.4 million versus approximately $35.9 million in 2007.

Balance Sheet/Liquidity

At September 30, 2008, the Company had approximately $9.0 million of available cash and cash equivalents, approximately $2.5 million of which is reserved for capital improvements and certain other expenses.

The Company has approximately $67.2 million outstanding on its $80.0 million revolving line of credit, which has been deployed primarily to fund the acquisition and renovation of the Sheraton Louisville Riverside Hotel, and the Company’s equity contributions to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Hollywood Beach Resort and junior participation in the repurchase of a portion of the mortgage loan, as well as the Company’s acquisitions of its Tampa, Florida and Hampton, Virginia properties and renovations currently taking place at both of these assets.

The Company believes that the additional borrowing capacity on its revolving line of credit, as well as other capital resources, provide it sufficient capital to complete ongoing renovations and meet working capital requirements. In addition, the Company has no significant debt maturing before July 2010.

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Dividend

On October 10, 2008, the Company paid a cash dividend of $0.17 per share of common stock payable to shareholders and unitholders of record as of the close of business on Monday, September 15, 2008.

In light of ongoing challenging economic conditions, the Company is evaluating the merits of reducing its future dividend payments in order to align the dividend payout with current market conditions. Management expects to complete this evaluation and review with the Board of Directors later this year and does not expect to make a decision on the level of future dividends until that review is completed.

Portfolio Update

As of September 30, 2008, total assets were approximately $203.2 million, including approximately $152.3 million of net investment in hotel properties, approximately $21.8 million of properties under development, plus approximately $10.6 million for the Company’s joint venture investment in the Crowne Plaza Hollywood Beach Resort. The Company also reported the following portfolio developments:

➢

At the Hilton Savannah DeSoto, an $11.0 million renovation and product improvement plan is nearing completion. During the second and third quarters of this year, the hotel’s lobby was expanded and completely renovated, resulting in significant disruption to the hotel’s income stream. As of September 30, 2008, the Company has incurred costs totaling approximately $7.3 million toward this renovation. Product improvement is expected to be completed in January 2009, as originally anticipated and on budget.

➢

At the Company’s Tampa, Florida asset, extensive renovations are underway and are expected to be completed early in the first quarter of 2009, as originally projected. Currently closed for renovations, the reconfigured 225-room hotel will feature 10,000 square feet of meeting space, a full service restaurant, outdoor pool and approximately 250 surface parking spaces. As of September 30, 2008, the Company has incurred costs totaling approximately $8.0 million of the budgeted $23.0 million toward the repositioning of this asset.

➢

At the Company’s Hampton, Virginia asset, a $4.5 million renovation and product improvement plan is currently underway. As of September 30, 2008, the Company has incurred costs totaling approximately $3.4 million toward this renovation. Product improvement is expected to be completed during the first quarter of 2009, with the hotel remaining open throughout the renovation process.

➢

On September 24, 2008, the Company received the 2008 Developer of the Year Award from Intercontinental Hotels Group (IHG) [LON: IHG, NYSE: IHG (ADRs)] for achieving distinction in upscale hotel development. The Company also received from IHG the 2008 Renovation Award for its joint venture property with The Carlyle Group, the Crowne Plaza Hollywood Beach Resort. The Crowne Plaza Hollywood Beach Resort

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was one of 113 properties selected among more than 3,800 hotels for successfully completing major modernization and renovation initiatives in order to enhance guest experience. The awards were presented at the 2008 IHG Americas Investors & Leadership Conference in Los Angeles.

Subsequent Events

On October 9, 2008 the Company announced it had completed the conversion of its Hampton, Virginia hotel to the Crowne Plaza brand. The Crowne Plaza Hampton Marina is the Company’s fourth Crowne Plaza asset and sixth IHG branded hotel. The conversion as well as a substantial portion of the renovations were completed six weeks ahead of original projections. The Crowne Plaza conversion is pursuant to a 10-year franchise agreement through the Company’s franchising entity, Holiday Hospitality Franchising, Inc., with IHG. On October 22, 2008, Company received the Stakeholder of the Year Award for the Crowne Plaza Hampton Marina. The award was presented by the Downtown Hampton Development Partnership in recognition of a business or individual that contributed significantly to the city’s new development or redevelopment over the past year. Hampton, Virginia is part of the Norfolk MSA, a major U.S. lodging market.

Outlook and Market Trends

With regard to guidance for 2008, management expects RevPAR growth to be slightly negative and FFO per share to be in the range of $0.78 to $0.84 for the year excluding the impact of the interest rate swap on the Company’s credit facility. These projections are based on occupancy and rate estimates that are consistent with Year 2008 trend forecasts by Smith Travel Research for the market segments in which the Company operates. The FFO forecast reflects management’s expectation that the lodging environment will remain challenging through year-end due to a weaker economy, higher travel costs and decreased consumer spending. The forecast is also predicated on continuing renovations at the Company’s Savannah and Hampton hotels and improved operating results at the Company’s newly opened Louisville and Hollywood, Florida properties. Potential substantial changes in interest rates could have an adverse impact on financial results and FFO in 2008 as mark-to-market non-cash interest rate swap adjustments may be required on the Company’s credit facility.

Projected 2008 net income to projected FFO (excluding the effect of the interest rate swap) are provided in the following tables.

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Reconciliation Table:

	Low Range	High Range
	Y/E 2008	Y/E 2008
Net Income	$667,000	$1,085,000
Depreciation	7,200,000	7,200,000
Minority Interest	359,000	585,000
Loss on Disposal	100,000	100,000
FFO	$8,326,000	$8,970,000
FFO per share & unit	$0.78	$0.84

Earnings Call/Webcast

The Company will conduct its third quarter 2008 conference call for investors and other interested parties at 10:00 a.m. Eastern Time (ET) on Wednesday, November 5, 2008. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 800-860-2442. To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on November 5, 2008 through December 5, 2008. To access the rebroadcast, dial 877-344-7529 and enter passcode number 423644. A replay of the call also will be available on the Internet at www.mhihospitality.com until November 20, 2008.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper-upscale full-service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of nine properties comprising 2,113 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the Company has a 25 percent interest in the Crowne Plaza Hollywood Beach Resort and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are

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beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions, including the current economic downturn, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; the availability and terms of financing and capital and the general volatility of the securities markets, specifically, the current credit crisis; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements; management and performance of the Company’s hotels; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; and legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Financial Tables Follow…

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MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investment in hotel properties, net	$152,329,133	$109,430,559
Property under development	21,836,583	31,237,237
Investment in joint venture	10,560,538	5,583,072
Cash and cash equivalents	6,527,170	3,988,700
Restricted cash	2,463,580	1,750,029
Accounts receivable	1,618,845	1,666,417
Accounts receivable-affiliate	32,494	11,814
Prepaid expenses, inventory and other assets	4,475,181	2,550,112
Notes receivable	100,000	400,000
Shell Island lease purchase, net	1,955,882	2,264,705
Deferred financing costs, net	1,328.363	1,076,345

TOTAL ASSETS	$203,227,769	$159,958,990

LIABILITIES
Line of credit	$67,187,858	$34,387,858
Mortgage loans	70,967,127	55,000,000
Accounts payable and accrued liabilities	7,382,325	8,478,441
Dividends and distributions payable	1,815,127	1,807,883
Advance deposits	688,050	408,912

TOTAL LIABILITIES	148,040,487	100,083,094

Minority Interest in Operating Partnership	17,965,206	19,689,453

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.01, 1,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, par value $0.01, 49,000,000 shares authorized, 6,939,613 shares and 6,897,000 shares issued and outstanding at September 30, 2008 and December 31, 2007	69,396	68,970
Additional paid in capital	48,558,275	48,321,505
Distributions in excess of retained earnings	(11,405,595)	(8,204,032)

TOTAL SHAREHOLDERS’ EQUITY	37,222,076	40,186,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$203,227,769	$159,958,990

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MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUE
Rooms department	$12,055,723	$11,683,189	$36,680,246	$35,919,953
Food and beverage department	4,040,957	4,115,491	13,319,651	14,311,188
Other operating departments	1,085,229	928,091	3,154,402	2,788,738

Total revenue	17,181,909	16,726,771	53,154,299	53,019,879
EXPENSES
Hotel operating expenses
Rooms department	3,473,123	3,042,175	10,219,413	9,356,688
Food and beverage department	3,220,355	3,078,288	9,962,929	10,112,504
Other operating departments	226,483	229,593	650,502	671,763
Indirect	7,001,655	6,251,115	20,895,881	19,198,447

Total hotel operating expenses	13,921,616	12,601,171	41,728,725	39,339,402
Depreciation and amortization	1,797,075	1,227,443	4,777,680	3,677,762
Corporate general and administrative	646,566	599,904	2,318,829	2,362,878

Total operating expenses	16,365,257	14,428,518	48,825,234	45,380,042

OPERATING INCOME	816,652	2,298,253	4,329,065	7,639,837
Other income (expense)
Interest expense	(1,933,052)	(1,047,256)	(4,810,231)	(3,117,296)
Interest income	22,318	32,570	57,141	99,404
Equity in joint venture	(333,188)	(624,039)	261,622	(624,039)
Impairment of note receivable	(100,000)	—	(300,000)	—
Unrealized gain (loss) on hedging activities	116,016	(329,972)	86,743	(56,113)
Gain (loss) on disposal of assets	2,010	4,863	(114,962)	(9,404)

Income (loss) before minority interest in operating partnership and income taxes	(1,409,244)	334,419	(490,622)	3,932,389
Minority interest in operating partnership	282,336	(219,056)	(181,933)	(1,369,267)
Benefit from (provision for) income tax	603,135	293,756	1,010,194	(108,694)

NET INCOME (LOSS)	$(523,773)	$409,119	$337,639	$2,454,428

Net income per share
Basic	$(0.08)	$0.06	$0.05	$0.36
Diluted	$(0.08)	$0.06	$0.05	$0.36
Weighted average number of shares outstanding
Basic	6,939,613	6,864,935	6,936,435	6,825,786
Diluted	6,975,613	6,924,935	6,973,100	6,885,786

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MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Net income (loss)	$(523,773)	$409,119	$337,639	$2,454,428
Add minority interest	(282,336)	219,056	181,933	1,369,267
Add depreciation and amortization	1,797,075	1,227,443	4,777,680	3,677,762
Add equity in depreciation of joint venture	136,432	13,893	409,244	13,893
Add (gain) loss on disposal of assets	(2,010)	(4,863)	114,962	9,404

FFO	$1,125,388	$1,864,648	$5,821,458	$7,524,754

Weighted average shares outstanding	6,939,613	6,864,935	6,936,435	6,825,786
Weighted average units outstanding	3,737,607	3,769,672	3,737,607	3,807,936

Weighted average shares and units	10,677,220	10,634,607	10,674,042	10,633,722

FFO per share and unit	$0.11	$0.18	$0.55	$0.71

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.

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